Exhibit 10.1

Sensei Biotherapeutics, Inc.

Non-Employee Director Compensation Policy

As Amended and Restated Effective March 5, 2024

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Sensei Biotherapeutics, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.
Annual Board Service Retainer:
a.
All Eligible Directors: $35,000
b.
Independent Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $35,000

2.
Annual Committee Chair Service Retainer:
a.
Chair of the Audit Committee: $15,000
b.
Chair of the Compensation Committee: $10,000
c.
Chair of the Nominating and Corporate Governance Committee: $8,000
d.
Chair of the Science and Technology Committee: $10,000

3.
Annual Committee Member Service Retainer (not applicable to Committee Chairs):
a.
Member of the Audit Committee: $7,500
b.
Member of the Compensation Committee: $5,000
c.
Member of the Nominating and Corporate Governance Committee: $4,000
d.
Member of the Science and Technology Committee: $5,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2021 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the

Exhibit 10.1

Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan). Such stock options shall remain exercisable following the termination of an Eligible Director’s Continuous Service (as defined in the Plan) to the Company until the earliest of (x) the date that is four years following such termination of Continuous Service, (y) the expiration date such option and (z) the later of (i) the number of full years of Continuous Service provided by such Eligible Director beginning with the initial date of such Eligible Director’s election or appointment to the Board and (ii) three months after termination of Continuous Service for any reason other than death or Disability (as defined in the Plan), 12 months after termination of Continuous Service due to Disability or 18 months if an Eligible Director dies while in Continuous Service. Notwithstanding the preceding sentence, stock options shall expire immediately upon termination of Continuous Service due to Cause (as defined in the Plan).

1.
Initial Grants: For each Eligible Director who is first elected or appointed to the Board, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option to purchase 38,000 shares of Common Stock (the “Initial Option Grant”). The shares subject to each Initial Option Grant will vest in equal monthly installments over a three year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service through each such vesting date and will vest in full upon a Change in Control, subject to the Eligible Director’s Continuous Service through such date. In addition, if an Independent Chair is elected or appointed to the Board, in addition to the Initial Option Grant, on the date of such Independent Chair’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Independent Chair will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option to purchase [10,000] shares of Common Stock (the “Independent Chair Option Grant”). The shares subject to the Independent Chair Option Grant will vest in full on the first anniversary of the date of grant, subject to the Independent Chair’s Continuous Service through such vesting date; provided that the Independent Chair Option Grant will vest in full upon a Change in Control, subject to the Independent Chair’s Continuous Service through such date.

2.
Annual Grants: On the date of each annual stockholder meeting of the Company, each Eligible Director who has served as a non-employee member of the Board for at least six months prior to such stockholder meeting and who continues to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option to purchase 19,000 shares of Common Stock (the “Annual Option Grant”). The shares subject to the Annual Option Grant will vest in equal monthly installments over a one year period such that the option is fully vested on the first anniversary of the date of grant, subject to the Eligible Director’s Continuous Service through each such vesting date; provided, that the Annual Option Grant will in any case be fully vested on the date of Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service through such vesting date; provided, further, that the Annual Option Grant will

Exhibit 10.1

vest in full upon a Change in Control, subject to the Eligible Director’s Continuous Service through such date.